Exhibit 99.1

FA Email

CNL Lifestyle Properties News: Notice of Preliminary Proxy Filing

Dec. 15, 2016

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

Last month, we informed you that CNL Lifestyle Properties plans to sell its remaining assets to EPR Properties (NYSE: EPR) and Ski Resort Holdings LLC, suspend its regular cash distributions and liquidate and dissolve the company. Today, we are notifying you that we have filed our preliminary proxy statement with the Securities and Exchange Commission (SEC). It is important to note that:

•	This proxy statement is not final until approved by the SEC. This preliminary proxy filing is part of the standard proxy process where the SEC reviews the proxy statement and may provide comments. During the SEC’s review period, we may be required to revise and refile the preliminary proxy statement in response to their comments. Until we receive the SEC’s approval, and due to the nature of this transaction, we are limited to the amount of information we can share at this time.

•	No action is required by stockholders at this point. Once the SEC’s review process is complete and they have approved a final proxy statement (also called a definitive proxy statement), we will mail it to stockholders and to you. The timing between the preliminary proxy filing and the definitive proxy filing is uncertain and will be contingent on the SEC’s response and timeframe.

•	Stockholders’ vote will be needed for both the sale and the plan of liquidation and dissolution to occur. Given the importance of this event and the need to receive approval of a majority of the outstanding shares, we will be soliciting all stockholders once the SEC has approved the definitive proxy statement.

•	Once stockholders receive their proxy statement, it will be important for them to vote early to help reduce corporate expenses related to the proxy solicitation and special stockholders meeting. It also keeps us from having to repeatedly call the stockholder.

The sale of the remaining assets is subject to customary closing conditions, approval by our stockholders at a special meeting and governmental and other third-party consents. As such, there is no assurance if or when the sale will close; however, assuming a timely SEC review and the conditions mentioned earlier, we anticipate that the closing could occur early in the second quarter of 2017. The sale agreement may be terminated by either party under certain circumstances including if the sale has not been completed on or before the outside date of Sept. 15, 2017, failure to get stockholders approval or if an order to restrain or otherwise prohibit the sale is received from a government authority.

For additional information, please read our Current Report on Form 8-K, filed with the SEC on Nov. 2, 2016.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Stockholders and financial advisors should not place undue reliance on forward-looking statements.

Additional Information about the Proposed Transactions and Where to Find It

The company has filed with the SEC a preliminary proxy statement for the proposed transactions. A definitive proxy statement will be mailed to the company’s stockholders. THE DEFINITIVE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED SALE OF THE PROPERTIES, THE PLAN OF DISSOLUTION, AND RELATED MATTERS. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE TRANSACTIONS, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY MATERIALS CAREFULLY WHEN THEY ARE AVAILABLE. The proxy statement and other documents, when filed with the SEC, can be obtained free of charge through the website maintained by the SEC at sec.gov, at the company’s website at cnllifestylereit.com under the tab “Investor Relations” and then “SEC Filings” and on EPR’s website at eprkc.com under the tab “Investor Center” and “SEC Filings.”

Participants in the Solicitation

The company and its directors and executive officers and EPR and its trustees and executive officers and other members of their respective management and employees may be deemed participants in the solicitation of proxies from the company’s stockholders in connection with the proposed transactions. Information regarding the special interests of these directors, trustees and executive officers in the proposed transactions will be included in the definitive proxy statement/prospectus referred to above. Additional information regarding the company’s directors and executive officers is also included in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015, which was filed with the SEC on March 28, 2016. Additional information regarding EPR’s trustees and executive officers is also included in EPR’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2016, and in Form 4s of EPR’s trustees and executive officers filed with the SEC. The filed documents are available free of charge at the SEC’s website at sec.gov and from the company and EPR by contacting them as described above.

FOR BROKER-DEALER AND RIA USE ONLY.

CLP-1216-00129-001-BD